POWER OF ATTORNEY

Know all men by these presents that I, Kevin J. Kraft, hereby make, constitute and appoint the President, any Vice President, the Treasurer, and the Secretary of PSB Holdings, Inc., and any duly elected successor to any incumbent holding one or more of such offices, and each of the foregoing officers, as my true and lawful attorney-in-fact, on my behalf, and in my name, place and stead, to execute any and all forms or documents which at any time are required to be filed by me with the Securities and Exchange Commission pursuant to the rules and regulations promulgated under Section 16 of the Securities Exchange Act of 1934 ("Section 16") with respect to the ownership of common stock of PSB Holdings, Inc. and to do and perform any and all acts which such attorney-in-fact believes necessary or appropriate in order to satisfy my reporting obligations under Section 16.  This power of attorney revokes all previously dated powers of attorney filed by me with respect to filings required by me under Section 16 and shall remain in effect for such period of time as I have a reporting obligation pursuant to said Section 16 by reason of my beneficial ownership of PSB Holdings, Inc. common stock, unless previously revoked in writing by me.

Dated:

2/15/11

KEVIN J. KRAFT

Kevin J. Kraft